Exhibit 99.1

Antero Resources Reports Second Quarter 2020 Financial and Operating Results

Denver, Colorado, July 29, 2020— Antero Resources Corporation (NYSE: AR) (“Antero Resources” or the “Company”) today announced its second quarter 2020 financial and operational results. The relevant condensed consolidated financial statements are included in Antero’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

Highlights Include:

•	Net production averaged 3,521 MMcfe/d (67% natural gas by volume) during the second quarter, a 9% increase over the prior year period
•	Realized natural gas equivalent price including hedges averaged $2.81 per Mcfe during the second quarter
•	Drilling and completion capital spend was $180 million, the lowest quarterly spend since Antero’s IPO in 2013

o	Well costs are expected to average $675 per foot during the second half of 2020, 6% below the prior target
o	Established a new U.S. horizontal well record drilling 11,253’ lateral feet during a 24 hour period
•	Monetized 100 MMBtu/d of 2021 natural gas hedges in July for $29 million to align hedges and 2021 projected net volumes, adjusting for the volumes associated with the previously announced ORRI transaction
o	2021 projected natural gas volumes are approximately 100% hedged at $2.77 per MMBtu
•	Asset sales announced to date total $531 million, relative to the $750 to $1 billion asset sale target for 2020
•	Repurchased an additional $279 million notional amount of senior notes through July 24th at an 18% weighted average discount
o	Repurchases included $228 million notional amount of the 2021 senior notes, $5 million notional amount of the 2022 senior notes, $36 million notional amount of the 2023 senior notes and $10 million notional amount of the 2025 senior notes
o	Since the start of the debt repurchase program in the fourth quarter of 2019, Antero has purchased $888 million of senior notes at a 19% weighted average discount
▪	Reducing total debt by $171 million and annualized interest expense by $24 million
•	Liquidity was $1.0 billion as of June 30, 2020 pro forma for the hedge monetization and senior note repurchases

Paul Rady, Chairman and Chief Executive Officer of Antero Resources commented, “We have made considerable progress towards our $750 to $1 billion asset sale target having closed $531 million of transactions to date. The asset sale proceeds received to date have enabled Antero to reduce total debt by $365 million since the start of the bond repurchase program in the fourth quarter of 2019, capturing a meaningful discount on our outstanding senior notes and significantly addressing our upcoming debt maturities. On the operating front, we continue to see momentum on well cost savings, setting a new quarterly record with an average of 8.7 completion stages per day. We also set a U.S. horizontal well record during the quarter, drilling 11,253 lateral feet in a 24-hour period. These well cost savings helped to deliver our lowest quarterly drilling and completion capital spend since the company’s IPO in 2013 and drove well costs to below $700 per lateral foot in May and June. We are incredibly proud of all of our employees who have safely delivered these results despite the ongoing uncertainty and challenges surrounding the COVID-19 pandemic. The combination of a successful asset sale program with repurchasing debt at a discount and significant capital efficiencies have materially improved Antero’s credit profile and outlook.”

Glen Warren, CFO and President of Antero Resources said, “Over the last nine months we have delivered on our commitment to reduce debt through a combination of asset sales and debt repurchased at a discount. This successful debt repurchase program has resulted in an $888 million reduction in near-term maturities. Further, we have completed 69 of our 105 projected wells for the year and expect drilling and completion capital spend to be substantially lower during the second half of the year. The low capital spend projected for the second half of 2020 is expected to result in over $175 million in Free Cash Flow based on today’s strip prices, providing additional liquidity for debt retirement. Longer term, we are committed to maximizing Free Cash Flow and further reducing total debt.”

For a discussion of the non-GAAP financial measures including Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow presented on an actual and pro forma basis, please see “Non-GAAP Financial Measures.”

Asset Sale Program Update

Since the announcement of the Company’s $750 million to $1 billion asset sale target in December 2019, Antero has closed $531 million of transactions. This total includes the sale of $100 million of Antero Midstream common stock in December 2019, the $402 million ORRI transaction announced in June 2020, which includes $102 million of contingent payments that may be earned based on volume thresholds in the third quarter of 2020 and the first quarter of 2021, and the $29 million hedge monetization announced today. Proceeds received to date have been used to repurchase debt at a discount. Pro forma for the hedge monetization and senior note repurchases, Antero had $1.0 billion in liquidity as of June 30, 2020.

Hedge Monetization

As a result of the ORRI transaction and the resulting excess hedges based on expected 2021 net natural gas production, Antero monetized 100,000 MMBtu/d of 2021 natural gas hedges in July for proceeds of $29 million. Pro forma for the hedge monetization, Antero has 2,300,000 MMBtu/d of natural gas hedged in 2021 at $2.77 per MMBtu. Assuming a maintenance level capital plan, approximately 100% of Antero’s 2021 expected natural gas production is hedged.

Debt Repurchases

Antero repurchased $279 million notional amount of senior debt from April 1, 2020 through July 24, 2020 at an 18% weighted average discount price. The repurchases were comprised primarily of the 2021 and 2023 senior notes, but also included the 2022 and 2025 senior notes. The repurchases over this time period reduced our total indebtedness by $51 million. Since the commencement of the debt repurchase program in the fourth quarter of 2019, Antero has repurchased $888 million of notional debt at a 19% weighted average discount, reducing our total indebtedness by $171 million and interest expense by $24 million on an annualized basis.

The par value of the 2021 senior notes outstanding have been reduced from $1.0 billion initially to $503 million and the par value of the 2022 senior notes outstanding has been reduced from $1.1 billion to $756 million. The par value of the 2023 and 2025 senior notes outstanding have been reduced from $750 million to $714 million and $600 million to $590 million, respectively. In total, debt repurchases have reduced the total par value of Antero’s senior notes outstanding by $888 million as of July 24, 2020.

Second Quarter 2020 Financial Results

For the three months ended June 30, 2020, Antero reported a GAAP net loss of $463 million, or $1.73 per diluted share, compared to a GAAP net income of $42 million, or $0.14 per diluted share, in the prior year period. The decrease compared to the year ago period is attributable to lower commodity pricing. Adjusted Net Loss (non-GAAP measure) was $99 million, or $0.37 per diluted share, compared to Adjusted Net Loss of $76 million during the three months ended June 30, 2019, or $0.25 per diluted share.

Adjusted EBITDAX (non-GAAP measure) was $186 million, a 26% decrease compared to $252 million in the prior year period due to lower commodity pricing. Antero’s average realized price after hedges declined 13% from $3.24 per Mcfe in the second quarter of 2019 to $2.81 per Mcfe in the second quarter of 2020.

The following table details the components of average net production and average realized prices for the three months ended June 30, 2020:

	Three months ended June 30, 2020
	Natural Gas (MMcf/d)	Oil (Bbl/d)	C3+ NGLs (Bbl/d)	Ethane (Bbl/d)	Combined Natural Gas Equivalent (MMcfe/d)
Average Net Production	2,364	11,029	131,150	50,796	3,521

Average Realized Prices	Natural Gas ($/Mcf)	Oil ($/Bbl)	C3+ NGLs ($/Bbl)	Ethane ($/Bbl)	Combined Natural Gas Equivalent ($/Mcfe)
Average realized prices before settled derivatives	$1.71	$8.29	$15.55	$5.76	$1.83
Settled commodity derivatives	1.08	25.18	4.68	(0.10)	0.98
Average realized prices after settled derivatives	$2.79	$33.47	$20.23	$5.66	$2.81

NYMEX average price	$1.72	$27.84			$1.72
Premium / (Differential) to NYMEX	$1.07	$5.63			$1.09

Net daily natural gas equivalent production in the second quarter averaged 3,521 MMcfe/d, including 192,975 Bbl/d of liquids (67% natural gas by volume). Net production increased 9% from the year ago period and 4% from the prior period.

Antero’s average realized C3+ NGL price before hedging was $15.55 per barrel, representing a 46% decrease versus the prior year period. Antero shipped 54% of its total C3+ NGL net production on Mariner East 2 for export and realized a $0.04 per gallon premium to Mont Belvieu pricing on these volumes at Marcus Hook, PA. Antero sold the remaining 46% of C3+ NGL net production at a $0.12 per gallon discount to Mont Belvieu pricing at Hopedale, OH. The resulting blended price on 131,150 Bbl/d of net C3+ NGL production was $15.55 per barrel, which was a $0.04 per gallon discount to Mont Belvieu pricing. Based on current strip prices at Mont Belvieu and in the international markets, Antero expects its blended realized C3+ NGL prices in 2020 to average a $0.00 to a $0.05 per gallon premium to Mont Belvieu. Antero expects to sell at least 50% of its C3+ NGL production in 2020 at Marcus Hook for export at a premium to Mont Belvieu.

	Three months ended June 30, 2020
	Pricing Point	Net C3+ NGL Production (Bbl/d)	% by Destination	Premium (Discount) To Mont Belvieu ($/Gal)
Propane / Butane exported on ME2	Marcus Hook, PA	70,369	54%	$0.04
Remaining C3+ NGL volume	Hopedale, OH	60,781	46%	($0.12)
Total C3+ NGLs/Blended Premium		131,150	100%	($0.04)

All-in cash expense, which includes lease operating, gathering, compression, processing and transportation, production and ad valorem taxes, net marketing, and general and administrative expense (excluding equity-based compensation) was $2.35 per Mcfe in the second quarter, an 8% decrease compared to $2.56 per Mcfe average during the second quarter of 2019. Lease operating expense was $0.08 per Mcfe in the second quarter, a 43% decline from $0.14 per Mcfe in the year ago period driven by a decrease in water handling costs as Antero increased water blending and reuse in completion operations. G&A expense was $0.09 per Mcfe, a 25% decrease from the second quarter of 2019 primarily due to reduced employee headcount and a 9% increase in production. Antero expects all-in cash expense to average $2.25 to $2.35 per Mcfe in 2020 driven by a decrease in net marketing expense during the second half of the year.

Per unit net marketing expense declined to $0.15 per Mcfe in the second quarter compared to $0.25 per Mcfe reported in the prior year period. The decline was driven primarily by higher production volumes during the quarter resulting in less unutilized transportation capacity. Net marketing expense averaged $0.10 per Mcfe in June as production volumes increased significantly during the month. Net marketing expense is expected to average $0.09 to $0.10 per Mcfe during the second half of 2020 as a result of Antero’s increase in natural gas production volumes. Full year guidance for net marketing expense remains $0.10 to $0.12 per Mcfe.

Liquids Pricing Update

NGL Prices

C3+ NGL prices during the second quarter were negatively impacted by weak demand for normal butane (nC4), isobutane (iC4), and pentane (C5), all of which are used for gasoline. The demand destruction on gasoline caused by the COVID-19 pandemic forced C5 prices below propane prices for much of April to under $0.40 per gallon. As gasoline demand rebounded in May and June, there has been a notable improvement in C5 pricing and therefore C3+ NGL pricing. The benchmark C5 price in July has been in the range of $0.60 to $0.70 per gallon.

The restart of economic activity in Asia and Europe, coupled with lower LPG production from refineries in the US, Europe, and Asia during the second quarter, provided support for international LPG prices relative to oil. Further, reductions in OPEC+ and North American oil production and the associated NGL volumes are expected to have a supportive effect on propane and butane prices through the remainder of 2020 and into 2021.

Condensate Pricing

During the second quarter, condensate differentials to WTI were notably wider as a result of COVID-19 demand destruction at both the Appalachia regional level and national level. To protect against production curtailments and shut-ins due to insufficient storage capacity, Antero expanded its customer base and its condensate storage capacity within the basin. In addition, Antero entered into transactions that required buyers to transport product to more distant markets and storage, which coincided with substantially weakened crack spreads for refined products. To date, Antero has not shut in or curtailed any production from its assets as a result of COVID-19 demand issues and does not expect to shut in any volumes during 2020.

Condensate differentials to WTI expanded to nearly $20/Bbl during the second quarter, but have begun to return to pre-pandemic levels as gasoline demand improved through the summer months. Pre-hedge oil realizations were negatively impacted during the quarter as Antero sold volumes at a material discount to WTI in order to keep from shutting in production volumes. This period of weak condensate demand driven by the pandemic coincided with an active well completion quarter for Antero that brought on large condensate volumes. The negative impact from wider oil differentials was more than offset by the benefit of maintaining full natural gas and NGL volumes. Antero expects its full year 2020 realized oil price differential to be $10.00/Bbl to $12.00/Bbl, as the differential normalizes during the second half of 2020.

COVID-19 Pandemic Developments

As a producer of natural gas, NGLs and oil, Antero Resources is recognized as an essential business under various federal, state and local regulations related to the COVID-19 pandemic and the communities in which it operates. Antero has continued to operate under these regulations, while taking steps to protect the health and safety of its workers. Antero has implemented protocols to reduce the risk of an outbreak within its field operations, and these protocols have not had an impact on production. A substantial portion of the Company’s non-field level employees have transitioned to remote work from home arrangements. Antero has been able to maintain a consistent level of effectiveness, including maintaining day-to-day operations and decision making, and financial reporting systems and internal control over financial reporting. For more information, please see Antero’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

Second Quarter 2020 Operating Update

Marcellus Shale — Antero placed 44 horizontal Marcellus wells to sales during the second quarter with an average lateral length of 10,757 feet. Nineteen of the 44 new wells have had at least 60 days of reported production data to date and the average 60-day rate per well was 20.2 MMcfe/d, including approximately 922 Bbl/d of liquids, assuming 25% ethane recovery. During the second quarter, Antero achieved a new U.S. horizontal record by drilling 11,253 lateral feet during a 24-hour period. Additionally, Antero’s ongoing emphasis on completion efficiencies resulted in a material improvement during the second quarter to 8.7 stages completed per day, a 23% increase from 7.1 stages per day in the prior period, also a company record. During the quarter, Antero set a company record for an entire pad averaging 9.6 stages per day.

These efficiency gains led to average well costs below $700 per lateral foot during the months of May and June, despite only partial vendor cost savings being realized. All-in well costs are expected to average $675 per lateral foot for the second half of 2020 for a 12,000’ lateral. Antero currently has one drilling rig and two completion crews running.

Second Quarter 2020 Capital Investment

Antero’s drilling and completion capital expenditures for the three months ended June 30, 2020 were $180 million. Through the first half of 2020, Antero has completed 69 of the projected 105 well completions planned for the year. Antero anticipates a decline in capital spending in each subsequent quarter of 2020, reflecting continued efficiencies, service cost deflation and the release of three rigs and two completion crews that occurred during the second quarter of 2020. In addition to capital invested in drilling and completion costs, the Company invested $11 million in land during the second quarter. For a reconciliation of accrued capital expenditures to cash capital expenditures see the table on page 10.

Balance Sheet and Liquidity

As of June 30, 2020, Antero’s total debt was $3.5 billion, of which $926 million were borrowings outstanding under the Company’s revolving credit facility. Antero has a borrowing base of $2.85 billion with lender commitments that total $2.64 billion. After deducting letters of credit outstanding of $730 million and pro forma for the subsequent hedge monetization and senior note repurchases, the Company had $1.0 billion in available liquidity at June 30, 2020.

Commodity Derivative Positions

Antero has hedged 1.7 Tcf of natural gas at a weighted average index price of $2.71 per MMBtu through 2023 with fixed price swap positions. Antero also has oil and NGL and ethane fixed price swap positions, including oil positions that total 26,000 Bbl/d, NGL positions that total 10,315 Bbl/d and ethane positions that total 24,500 Bbl/d during 2020. As of June 30, 2020, the Company’s estimated fair value gain on remaining commodity derivative instruments was $618 million based on strip pricing, a portion of which was realized in the Company’s hedge monetization described above.

Please see Antero’s Annual Report on Form 10-Q for the quarter ended June 30, 2020, for more information on all commodity derivative positions, including basis swaps and natural gas calls.

The following tables summarize Antero’s hedge position as of June 30, 2020:

Fixed price natural gas positions from July 1, 2020 through December 31, 2023 were as follows:

	Natural gas MMBtu/day	Weighted average index price
Year ending December 31, 2020:
NYMEX ($/MMBtu)	2,227,500	$2.87
Year ending December 31, 2021:
NYMEX ($/MMBtu) (1)	2,400,000	$2.80
Year ending December 31, 2022:
NYMEX ($/MMBtu)	1,307,500	$2.44
Year ending December 31, 2023:
NYMEX ($/MMBtu)	150,000	$2.38

(1)	Pro forma for the recent hedge monetization, 2021 fixed price natural gas position is 2,300,000 MMBtu/d at $2.77/MMBtu

C3+ NGL, ethane and oil derivative contract positions from July 1, 2020 through December 31, 2020 were as follows:

	Derivative Contract Type	Liquids Hedges (Bbl/d)	Weighted average index price ($/Gal)	Weighted average basis differential $/Gal	Weighted average index price ($/Bbl)
Year ending December 31, 2020:
Total Propane (C3) – ARA (Europe) (1)	Fixed swap	10,315	$0.55		$23.10

Total OPIS Ethane Mt Belvieu	Fixed swap	24,500	$0.20

Total NYMEX Crude Oil (2)		26,000			$55.63

(1)	Net of shipping. Assumes $0.10/gal shipping to ARA.
(2)	Hedged 20,000 Bbl/d of pentane (C5) at 80% of WTI and hedged the resulting 26,000 Bbl/d of oil-equivalent volumes at $55.63/Bbl WTI on average (80% x $55.63 = $44.52/Bbl pentane).

Guidance

All guidance not discussed in this release is unchanged from previously stated guidance.

Consolidation

For the three months and six months ended June 30, 2020, Martica Holdings, LLC (“Martica”), the entity associated with the ORRI transaction, is consolidated in the Company’s consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in the Company’s unaudited condensed consolidated financial statements. The noncontrolling interest in the Company’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2020 represents the interest in Martica owned by Sixth Street. For more information, please see Antero’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

Conference Call

A conference call is scheduled on Thursday, July 30, 2020 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources”. A telephone replay of the call will be available until Thursday, August 6, 2020 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13703838.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com. The webcast will be archived for replay on the Company’s website until Thursday, August 6, 2020 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into, this press release.

Basis of Financial Presentation

In connection with the closing of the simplification transaction between Antero Midstream GP LP and Antero Midstream Partners LP (“Antero Midstream Partners”) on March 12, 2019, among other things, Antero Midstream GP LP converted to a Delaware corporation and changed its name to Antero Midstream Corporation (“Antero Midstream”) and Antero Midstream Partners became Antero Midstream’s wholly owned subsidiary. As of June 30, 2020, Antero Resources owned 29% of the shares of common stock of Antero Midstream. Through March 12, 2019, Antero Midstream Partners’ results were consolidated within Antero Resources’ results. Upon closing, Antero Midstream Partners was deconsolidated from Antero Resources and Antero Resources’ interests in Antero Midstream were accounted for under the equity method of accounting within Antero Resources’ results. The GAAP results discussed below include the results of Antero Midstream Partners from January 1, 2019, through March 12, 2019, on a consolidated basis, and from March 13, 2019, to June 30, 2020, the results of Antero Midstream Partners are no longer consolidated. The non-GAAP results described herein reflect the applicable results as if the simplification transaction had occurred at the beginning of the applicable period, unless otherwise noted.

Non-GAAP Financial Measures

Adjusted Net Income (Loss)

Adjusted Net Income (Loss) as set forth in this release represents net income (Loss), adjusted for certain items. Antero believes that Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income (Loss) is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income (Loss) as an indicator of financial performance. The following tables reconcile net income (loss) to Adjusted Net Income (Loss) (in thousands):

	Three months ended June 30,
	2019	2020
Net income (loss) attributable to Antero Resources Corp	$42,168	$(463,304)
Commodity derivative fair value (gains) losses	(328,427)	168,015
Gains on settled commodity derivatives	44,699	313,912
Impairment of oil and gas properties	130,999	37,350
Equity-based compensation	6,549	7,973
Equity in earnings of unconsolidated - AMC	(13,585)	(20,228)
Gain on early extinguishment of debt	—	(39,171)
(Gain) loss on sale of assets	951	—
Contract termination and rig stacking	5,604	11,071
Tax effect of reconciling items (1)	34,914	(115,047)
Adjusted Net Loss	$(76,128)	$(99,429)

Fully Diluted Shares Outstanding	309,062	268,386

(1)	Deferred taxes were approximately 23% for 2019 and 24% for 2020.

Per Share Amounts

	Three months ended June 30,
	2019	2020
Net income (loss) attributable to Antero Resources Corp	$0.14	(1.73)
Commodity derivative fair value (gains) losses	(1.06)	0.63
Gains on settled commodity derivatives	0.14	1.17
Impairment of oil and gas properties	0.42	0.14
Equity-based compensation	0.02	0.03
Equity in earnings of unconsolidated - AMC	(0.04)	(0.07)
Gain on early extinguishment of debt	—	(0.15)
(Gain) loss on sale of assets	—	—
Contract termination and rig stacking	0.02	0.04
Tax effect of reconciling items (1)	0.11	(0.43)
Adjusted Net Loss	$(0.25)	(0.37)

(1)	Deferred taxes were approximately 23% for 2019 and 24% for 2020.

Net Debt

Net Debt is calculated as total debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total debt to Net Debt as used in this release (in thousands):

	December 31,	June 30,
	2019	2020
AR bank credit facility	$552,000	926,000
5.375% AR senior notes due 2021	952,500	516,202
5.125% AR senior notes due 2022	923,041	756,030
5.625% AR senior notes due 2023	750,000	743,690
5.000% AR senior notes due 2025	600,000	590,000
Net unamortized premium	791	542
Net unamortized debt issuance costs	(19,464)	(14,388)
Consolidated total debt	$3,758,868	3,518,076
Less: AR cash and cash equivalents	—	—
Net Debt	$3,758,868	3,518,076

Free Cash Flow

Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow, or as a measure of liquidity. The Company defines Free Cash Flow as Cash Flow from Operations, less drilling and completion capital and leasehold capital plus earnout payments.

The Company has not provided projected Cash Flow from Operations or a reconciliation of Free Cash Flow to projected Cash Flow from Operations, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project Cash Flow from Operations for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts. Targeted 2020 Free Cash Flow is based on current strip pricing and assumes that dividends from Antero Midstream remain flat for the year for aggregate annual dividends from Antero Midstream of $171 million in 2020. Antero Midstream previously announced that in light of the uncertain conditions impacting the energy industry, Antero Midstream will continue to evaluate its capital budget as well as the appropriate amount of capital that is returned to shareholders through dividends and share repurchases in order to maintain its financial profile.

Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities and to service or incur additional debt. There are significant limitations to using Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Free Cash Flow reported by different companies. Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net income (loss), adjusted for certain items detailed below.

Through March 12, 2019, the financial results of Antero Midstream Partners were included in our consolidated results. Effective March 13, 2019, we no longer consolidate Antero Midstream Partners and account for our interest in Antero Midstream using the equity method of accounting. Adjusted EBITDAX includes distributions received with respect to limited partner interests in Antero Midstream Partners common units through March 12, 2019.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;
•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;
•	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting: and
•	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

The following table represents a reconciliation of our net income (loss), including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of our Adjusted EBITDAX to net cash provided by operating activities per our unaudited condensed consolidated statements of cash flows, in each case, for the three and six months ended June 30, 2019 and 2020. Adjusted EBITDAX also excludes the noncontrolling interests in Martica and these adjustments are disclosed in the table below as Martica related adjustments.

	Three months ended June 30,
(in thousands)	2019	2020
Reconciliation of net income (loss) to Adjusted EBITDAX:
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$42,168	(463,304)
Net loss and comprehensive loss attributable to noncontrolling interests	—	236
Depletion, depreciation, amortization, and accretion	243,220	215,146
Impairment of oil and gas properties	130,999	37,350
Commodity derivative fair value (gains) losses (1)	(328,427)	168,015
Gains on settled commodity derivatives (1)	44,699	313,912
Equity-based compensation expense	6,549	7,973
Provision for income tax expense (benefit)	17,249	(142,404)
Gain on early extinguishment of debt	—	(39,171)
Equity in (earnings) loss of unconsolidated affiliates	(13,585)	(20,228)
Distributions/dividends from unconsolidated affiliates	47,922	42,755
Interest expense, net	54,164	51,811
Exploration expense	314	231
(Gain) Loss on sale of assets	951	—
Contract termination and rig stacking	5,604	11,071
Transaction expense	—	6,138
	251,827	189,531
Martica related adjustments (2)	—	(3,100)
Adjusted EBITDAX	$251,827	186,431

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$251,827	186,431
Martica related adjustments (2)	—	3,100
Interest expense, net	(54,164)	(51,811)
Exploration expense	(314)	(231)
Changes in current assets and liabilities	31,910	(6,310)
Transaction expense	—	(6,138)
Other items	(11,155)	(9,078)
Net cash provided by operating activities	$218,104	115,963

(1)	The adjustments for the derivative fair value gains and losses and gains on settled derivatives have the effect of adjusting net income (loss) from operations for changes in the fair value of unsettled derivatives, which are recognized at the end of each accounting period. As a result, derivative gains included in the calculation for Adjusted EBITDAX only reflect derivatives that settled during the period.
(2)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below. (in thousands):

	Three months ended June 30,
	2019	2020
Drilling and completion costs (as reported; cash basis)	$311,401	251,744
Change in accrued capital costs	(8,624)	(71,793)
Adjusted drilling and completion costs (accrual basis)	$302,777	179,951

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia and Ohio. The Company’s website is located at www.anteroresources.com.

This release includes "forward-looking statements." Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding expected results, future commodity prices, future production targets, realizing potential future fee rebates or reductions, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, asset monetization opportunities and pricing, improved and/or increasing capital efficiency, estimated realized natural gas, NGL and oil prices, expected drilling and development plans, projected well costs and cost savings initiatives, future financial position, the amount and timing of any litigation settlements or awards, and future marketing opportunities are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, impacts of world health event, including the COVID-19 pandemic, potential shut-ins of production due to lack of downstream demand or storage capacity and the other risks described under the heading "Item 1A. Risk Factors" in Antero Resources’ Annual Report on Form 10-K for the year ended December 31, 2019 and in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

For more information, contact Michael Kennedy – SVP – Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Consolidated Balance Sheets

December 31, 2019 and June 30, 2020

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	June 30,
	2019	2020
Assets
Current assets:
Accounts receivable	$46,419	57,013
Accounts receivable, related parties	125,000	—
Accrued revenue	317,886	254,863
Derivative instruments	422,849	521,459
Other current assets	10,731	8,942
Total current assets	922,885	842,277
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	1,368,854	1,277,476
Proved properties	11,859,817	11,989,302
Gathering systems and facilities	5,802	5,802
Other property and equipment	71,895	72,649
	13,306,368	13,345,229
Less accumulated depletion, depreciation, and amortization	(3,327,629)	(3,408,099)
Property and equipment, net	9,978,739	9,937,130
Operating leases right-of-use assets	2,886,500	2,562,945
Derivative instruments	333,174	103,514
Investment in unconsolidated affiliate	1,055,177	279,805
Other assets	21,094	18,319
Total assets	$15,197,569	13,743,990

Liabilities and Equity
Current liabilities:
Accounts payable	$14,498	36,736
Accounts payable, related parties	97,883	73,375
Accrued liabilities	400,850	339,388
Revenue distributions payable	207,988	173,759
Derivative instruments	6,721	3,652
Short-term lease liabilities	305,320	230,499
Other current liabilities	6,879	6,831
Total current liabilities	1,040,139	864,240
Long-term liabilities:
Long-term debt	3,758,868	3,518,076
Deferred income tax liability	781,987	529,598
Derivative instruments	3,519	2,558
Long-term lease liabilities	2,583,678	2,334,227
Other liabilities	58,635	62,312
Total liabilities	8,226,826	7,311,011
Commitments and contingencies (Notes 14 and 15)
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 295,941 shares and 268,390 shares issued and outstanding at December 31, 2019 and June 30, 2020, respectively	2,959	2,684
Additional paid-in capital	6,130,365	6,098,167
Accumulated earnings	837,419	35,305
Total stockholders' equity	6,970,743	6,136,156
Noncontrolling interests	—	296,823
Total equity	6,970,743	6,432,979
Total liabilities and equity	$15,197,569	13,743,990

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months Ended June 30, 2019 and 2020

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,
	2019	2020
Revenue and other:
Natural gas sales	$553,372	367,415
Natural gas liquids sales	303,963	212,197
Oil sales	49,062	8,322
Commodity derivative fair value gains (losses)	328,427	(168,015)
Marketing	63,080	64,285
Other income	1,760	707
Total revenue	1,299,664	484,911
Operating expenses:
Lease operating	40,857	24,742
Gathering, compression, processing, and transportation	566,834	631,845
Production and ad valorem taxes	30,968	19,992
Marketing	137,539	113,053
Exploration	314	231
Impairment of oil and gas properties	130,999	37,350
Depletion, depreciation, and amortization	242,302	214,035
Loss on sale of assets	951	—
Accretion of asset retirement obligations	918	1,111
General and administrative (including equity-based compensation expense of $6,549 and $7,973 in 2019 and 2020, respectively)	42,382	38,403
Contract termination and rig stacking	5,604	11,071
Total operating expenses	1,199,668	1,091,833
Operating income (loss)	99,996	(606,922)
Other income (expenses):
Equity in earnings of unconsolidated affiliates	13,585	20,228
Transaction expense	—	(6,138)
Interest expense, net	(54,164)	(51,811)
Gain on early extinguishment of debt	—	39,171
Total other income (expenses)	(40,579)	1,450
Income (loss) before income taxes	59,417	(605,472)
Provision for income tax (expense) benefit	(17,249)	142,404
Net income (loss) and comprehensive income (loss) including noncontrolling interests	42,168	(463,068)
Less: Net income and comprehensive income attributable to noncontrolling interests	—	236
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$42,168	(463,304)

Income (loss) per share—basic	$0.14	(1.73)
Income (loss) per share—diluted	$0.14	(1.73)

Weighted average number of shares outstanding:
Basic	309,062	268,386
Diluted	309,137	268,386

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows

Three Months Ended June 30, 2019 and 2020

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2019	2020
Cash flows provided by (used in) operating activities:
Net income (loss) including noncontrolling interests	$1,067,924	(801,878)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	484,397	415,927
Impairment of oil and gas properties	212,243	126,570
Impairment of midstream assets	6,982	—
Commodity derivative fair value gains	(251,059)	(397,818)
Gains on settled commodity derivatives	141,791	524,838
Loss on sale of assets	951	—
Equity-based compensation expense	15,452	11,302
Deferred income tax expense (benefit)	304,963	(252,389)
Gain on early extinguishment of debt	—	(119,732)
Equity in (earnings) loss of unconsolidated affiliates	(27,666)	107,827
Impairment of equity investment	—	610,632
Gain on deconsolidation of Antero Midstream Partners LP	(1,406,042)	—
Distributions/dividends of earnings from unconsolidated affiliates	60,527	85,511
Other	5,670	4,433
Changes in current assets and liabilities:
Accounts receivable	5,848	(27,329)
Accrued revenue	166,066	63,023
Other current assets	2,307	789
Accounts payable including related parties	(2,424)	(21,182)
Accrued liabilities	(22,146)	15,722
Revenue distributions payable	(9,795)	(29,560)
Other current liabilities	1,119	(46)
Net cash provided by operating activities	757,108	316,640
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(56,814)	(21,672)
Drilling and completion costs	(680,088)	(552,227)
Additions to water handling and treatment systems	(24,416)	—
Additions to gathering systems and facilities	(48,239)	—
Additions to other property and equipment	(4,629)	(1,234)
Settlement of water earnout	—	125,000
Investments in unconsolidated affiliates	(25,020)	—
Proceeds from the Antero Midstream Partners LP Transactions	296,611	—
Proceeds from asset sales	1,983	—
Change in other assets	(4,974)	525
Net cash used in investing activities	(545,586)	(449,608)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	—	(43,443)
Issuance of senior notes	650,000	—
Repayment of senior notes	—	(496,541)
Borrowings (repayments) on bank credit facilities, net	(145,000)	374,000
Payments of deferred financing costs	(8,259)	—
Sale of noncontrolling interest	—	300,000
Distributions to noncontrolling interests in Antero Midstream Partners LP	(85,076)	—
Employee tax withholding for settlement of equity compensation awards	(2,295)	(331)
Other	(1,360)	(717)
Net cash provided by financing activities	408,010	132,968
Effect of deconsolidation of Antero Midstream Partners LP	(619,532)	—
Net decrease in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$119,180	101,885
Decrease in accounts payable and accrued liabilities for additions to property and equipment	$33,240	61,305

The following table set forth selected operating data for the three months ended June 30, 2019 and 2020:

			Amount of
	Three months ended June 30,		Increase	Percent
(in thousands)	2019	2020	(Decrease)	Change
Revenue:
Natural gas sales	$553,372	$367,415	$(185,957)	(34)%
Natural gas liquids sales	303,963	212,197	(91,766)	(30)%
Oil sales	49,062	8,322	(40,740)	(83)%
Commodity derivative fair value gains (losses)	328,427	(168,015)	(496,442)	(151)%
Marketing	63,080	64,285	1,205	2%
Other income	1,760	707	(1,053)	(60)%
Total revenue	1,299,664	484,911	(814,753)	(63)%
Operating expenses:
Lease operating	40,857	24,742	(16,115)	(39)%
Gathering and compression	210,149	202,773	(7,376)	(4)%
Processing	193,018	242,592	49,574	26%
Transportation	163,667	186,480	22,813	14%
Production and ad valorem taxes	30,968	19,992	(10,976)	(35)%
Marketing	137,539	113,053	(24,486)	(18)%
Exploration	314	231	(83)	(26)%
Impairment of oil and gas properties	130,999	37,350	(93,649)	(71)%
Depletion, depreciation, and amortization	242,302	214,035	(28,267)	(12)%
Loss on sale of assets	951	—	(951)	(100)%
Accretion of asset retirement obligations	918	1,111	193	21%
General and administrative (excluding equity-based compensation)	35,833	30,430	(5,403)	(15)%
Equity-based compensation	6,549	7,973	1,424	22%
Contract termination and rig stacking	5,604	11,071	5,467	98%
Total operating expenses	1,199,668	1,091,833	(107,835)	(9)%
Operating income (loss)	99,996	(606,922)	(706,918)	(707)%
Other earnings (expenses):
Equity in earnings of unconsolidated affiliates	13,585	20,228	6,643	49%
Transaction expense	—	(6,138)	(6,138)	*
Interest expense, net	(54,164)	(51,811)	2,353	(4)%
Gain on early extinguishment of debt	—	39,171	39,171	*
Total other income (expenses)	(40,579)	1,450	42,029	(104)%
Income (loss) before income taxes	59,417	(605,472)	(664,889)	(1,119)%
Provision for income tax (expense) benefit	(17,249)	142,404	159,653	(926)%
Net income (loss) and comprehensive income (loss) including noncontrolling interests	42,168	(463,068)	(505,236)	(1,198)%
Less: Net income and comprehensive income attributable to noncontrolling interests	—	236	236	*
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	42,168	(463,304)	(505,472)	(1,199)%

Adjusted EBITDAX	$251,827	$186,431	$(65,396)	(26)%

* Not meaningful

	Three months ended June 30,		Amount of Increase	Percent
	2019	2020	(Decrease)	Change
Production data:
Natural gas (Bcf)	208	215	7	3%
C2 Ethane (MBbl)	3,720	4,622	902	24%
C3+ NGLs (MBbl)	9,576	11,935	2,359	25%
Oil (MBbl)	940	1,004	64	7%
Combined (Bcfe)	294	320	26	9%
Daily combined production (MMcfe/d)	3,226	3,521	295	9%
Average prices before effects of derivative settlements (1):
Natural gas (per Mcf)	$2.66	$1.71	$(0.95)	(36)%
C2 Ethane (per Bbl)	$8.16	$5.76	$(2.40)	(29)%
C3+ NGLs (per Bbl)	$28.57	$15.55	$(13.02)	(46)%
Oil (per Bbl)	$52.19	$8.29	$(43.90)	(84)%
Weighted Average Combined (per Mcfe)	$3.09	$1.83	$(1.26)	(41)%
Average realized prices after effects of derivative settlements (1):
Natural gas (per Mcf)	$2.86	$2.79	$(0.07)	(2)%
C2 Ethane (per Bbl)	$8.16	$5.66	$(2.50)	(31)%
C3+ NGLs (per Bbl)	$28.67	$20.23	$(8.44)	(29)%
Oil (per Bbl)	$53.49	$33.47	$(20.02)	(37)%
Weighted Average Combined (per Mcfe)	$3.24	$2.81	$(0.43)	(13)%
Average costs (per Mcfe):
Lease operating	$0.14	$0.08	$(0.06)	(43)%
Gathering and compression	$0.72	$0.63	$(0.09)	(13)%
Processing	$0.66	$0.76	$0.10	15%
Transportation	$0.56	$0.58	$0.02	4%
Production taxes	$0.11	$0.06	$(0.05)	(45)%
Marketing, net	$0.25	$0.15	$(0.10)	(40)%
General and administrative (excluding equity-based compensation)	$0.12	$0.09	$(0.03)	(25)%
All-in cash expense	$2.56	$2.35	$(0.21)	(8)%
Depletion, depreciation, amortization and accretion	$0.83	$0.67	$(0.16)	(19)%

(1)	Average sales prices shown in the table reflect both the before and after effects of our settled commodity derivatives. Our calculation of such after effects includes gains on settlements of commodity derivatives, which do not qualify for hedge accounting because we do not designate or document them as hedges for accounting purposes. Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and does not necessarily reflect their relative economic value.